Ashland Partners & Company LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Alta Quality Growth Fund Institutional Shares Prospectus dated in December 2018 in regard to our verification of Alta Capital Management, LLC’s compliance with the Global Investment Performance Standards (GIPS®).

Carrie Zippi, CPA
Managing Partner

Ashland Partners & Company LLP
3512 Excel Dr, Suite 103
Medford, OR 97504
December 10, 2018

www.ashlandpartners.com

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